EXHIBIT 5.1

[LETTERHEAD OF GOWLING LAFLEUR HENDERSON LLP]

November 17, 2005

Division of Corporation Finance
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have acted as counsel to ATI Technologies Inc., a company continued under the federal laws of Canada (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the 10,000,000 common shares of the Company to be issued from time to time pursuant to the Company’s Restricted Share Unit Plan for U.S. Directors and Employees (the “Plan”). Under the terms of the Plan, up to a maximum of 3,000,000 common shares of the Company may be issued from the Company’s treasury (the “Treasury Shares”).

We have examined originals and copies, certified or identified to our satisfactions of: (i) the Registration Statement; (ii) the Plan; (iii) the Company’s Articles of Continuance and By-Laws, in each case, as amended; (iv) certain resolutions of the Company’s Board of Directors; and (v) such other proceedings, documents and records as we have deemed relevant or necessary as a basis for the opinions herein expressed.

For purposes of this opinion we have assumed the genuineness of all signatures on all documents, the authenticity of all documents submitted to us as certified, conformed or photostatic copies of facsimiles thereof, and that all representations of fact (other than those opined on below) expressed in or implied by the documents are accurate.

On the basis of the foregoing, we are of the opinion that all necessary corporate proceedings have been taken by the Corporation to reserve and set aside the Treasury Shares for issuance pursuant to the Plan and such shares will, when issued in accordance with the terms of the Plan and the grants of RSUs thereunder, be validly issued as fully paid and non-assessable shares of the Company.

We are solicitors qualified to carry on the practice of law in the Province of Ontario and we express no opinion as to any laws, or matters governed by any other laws, other than the laws of the Province of Ontario and the federal laws of Canada applicable therein. We consent to being named in the Registration Statement and the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Gowling Lafleur Henderson LLP